UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 7, 2006

                        VITESSE SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)


                1-31614                             77-0138960
         (Commission File Number)       (IRS Employer Identification No.)

              741 Calle Plano, Camarillo, California          93012
         (Address of principal executive offices)           (Zip Code)


       Registrant's telephone number, including area code: (805) 388-3700

                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     /_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     /_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     /_/ Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

     /_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01     Entry into a Material Definitive Agreement.

       As previously reported, Vitesse Semiconductor Corporation (the "Company") entered into a commitment letter, dated June 4, 2006, with Tennenbaum Capital Partners, LLC ("Tennenbaum") pursuant to which Tennenbaum agreed to lend to the Company, through one or more funds managed by Tennenbaum or an affiliate thereof, up to $24 million (the "Initial Loan"). In addition, Tennenbaum agreed, at the request of the Company and upon the satisfaction of certain conditions, to make an additional loan of up to $30 million (the "Additional Loan" and, together with the Initial Loan, the "Loans") to the Company.

     On June 7, 2006, Silicon Valley Bank assigned all outstanding loans receivable from the Company and Vitesse International, Inc. ("Vitesse International") under the Second Amended and Restated Loan and Security Agreement, dated March 2, 2006 (the "Original Loan Agreement"), to Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC (collectively, the "Lenders"), affiliates of Tennenbaum. On June 7, 2006, the Company, Vitesse International, Vitesse Manufacturing & Development Corporation and Vitesse Semiconductor Sales Corporation (collectively, the "Borrowers"), the Lenders and Obsidian , LLC, as agent and collateral agent (the "Agent"), entered into a Third Amended and Restated Loan Agreement (the "Loan Agreement"), a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

     On June 7, 2006, the Initial Loan was made under the Loan Agreement in the amount of approximately $22 million. The proceeds of the Initial Loan were used to pay amounts owed to Silicon Valley Bank under the Original Loan Agreement, cash collateralize certain letters of credit issued by Silicon Valley Bank, pay fees and expenses in connection with the financing and provide a net $10 million for general corporate purposes.

     The Loans will mature on July 15, 2010 and will have an interest rate equal to LIBOR plus 4% per annum, payable in cash, plus 5% per annum, payable in kind. Interest will be paid quarterly. The Company may elect, at its sole option, each quarter to pay in kind up to 400 basis points of the cash interest otherwise payable on the Loan at the following ratio: for each 100 basis points of cash interest the Company does not pay in cash, the Company will pay 150 basis points of interest in kind. Thus, the Company may, at its sole option, in any quarter pay interest in cash at LIBOR and the remainder of the interest in kind. The Loans will be secured by substantially all the assets of the Company.

     The Loans may be repaid in whole or in part prior to maturity, but if repaid (i) prior to the second anniversary of the Initial Loan, a "make-whole premium" on the amount repaid will be payable; (ii) after the second anniversary of the Initial Loan and prior to the third anniversary of the Initial Loan, at 108% of the principal amount repaid; and (iii) after the third anniversary and prior to maturity, at 104% of the principal amount repaid.

     At the closing of the Initial Loan, the Lenders received a fee equal to 4% of the principal amount of the Initial Loan. The Lenders will receive a similar 4% fee if and when an Additional Loan is made.

     In connection with the Loans, the Company agreed, among other things, to limitations on the incurrence of indebtedness, transactions with affiliates, fundamental changes in the Company and its business, acquisitions and changes to the Company's subordinated debt. There are no maintenance or financial covenants in the Loan Agreement.

     In connection with the Loan Agreement, the Borrowers and the Agent entered into a Security Agreement, dated June 7, 2006 (the "Security Agreement"), a copy of which is attached to this Form 8-K as Exhibit 10.2 and is incorporated herein by reference. Pursuant to the Security Agreement, the Borrowers have granted to the Agent a security interest in substantially all the assets of the Borrowers to secure the obligations of the Borrowers under the Loan Agreement.

Item 9.01   Financial Statements and Exhibits.

     (d)      Exhibits

               Item No.      Description

               10.1 Third Amended and Restated Loan and Security Agreement, dated June 7, 2006, among Vitesse Semiconductor Corporation, Vitesse International, Inc., Vitesse Manufacturing & Development Corporation, Vitesse Semiconductor Sales Corporation, Special Value Expansion Fund LLC, Special Value Opportunities Fund, LLC and Obsidian, LLC

               10.2          Security Agreement, dated June 7, 2006,
                             among Vitesse Semiconductor Corporation, Vitesse International, Inc., Vitesse Manufacturing & Development Corporation, Vitesse Semiconductor Sales Corporation and Obsidian, LLC

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Camarillo, State of California, on June 9, 2006.

                           VITESSE  SEMICONDUCTOR  CORPORATION

                           By: /s/ Christopher Gardner
                                ----------------------------------
                                    Christopher Gardner
                                    Chief Executive Officer


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                                  EXHIBIT INDEX

       Item No.                Description

       10.1                   Third Amended and Restated Loan and
                              Security Agreement, dated June 7, 2006,
                              among Vitesse Semiconductor Corporation,
                              Vitesse International, Inc., Vitesse
                              Manufacturing Development Corporation,
                              Vitesse Semiconductor Sales Corporation,
                              Special Value Expansion Fund LLC, Special
                              Value Opportunities Fund, LLC and Obsidian, LLC

       10.2 Security Agreement, dated June 7, 2006, among Vitesse Semiconductor Corporation, Vitesse International, Inc., Vitesse Manufacturing & Development Corporation, Vitesse Semiconductor Sales Corporation and Obsidian, LLC